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                                                                     EXHIBIT 8.1

                  [Muldoon, Murphy & Faucette LLP Letterhead]

                                 April 30, 1999

Board of Directors
Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio   44629

Board of Directors
Indian Village Community Bank
100 South Walnut Street
Gnadenhutten, Ohio   44629

     Re: Federal Tax Consequences of the Conversion of Indian Village Community Bank from a Federally-chartered Mutual Savings Bank to a Federally-chartered Stock Savings Bank and the Offer and Sale of Common Stock of Indian Village Bancorp, Inc. (the "Conversion")

To the Members of the Board of Directors:

     You have requested an opinion regarding all the material federal income tax consequences of the proposed conversion of Indian Village Community Bank (the "Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Converted Bank") and the acquisition of the Converted Bank's capital stock by Indian Village Bancorp, Inc., a Pennsylvania corporation (the "Holding Company"), pursuant to the plan of conversion adopted by the Board of Directors on January 20, 1999 (the "Plan of Conversion").

     The proposed transaction is described in the Prospectus and the Plan of Conversion, and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "FEDERAL TAX OPINION."
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MULDOON, MURPHY & FAUCETTE LLP

Board of Directors
April 30, 1999
Page 2

     We have made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. In rendering this opinion, we have received factual representations of the Holding Company and the Bank concerning the Holding Company and the Bank as well as the transaction ("Representations"). These Representations are required to be furnished prior to the execution of this letter and again prior to the closing of the Conversion. We will rely upon the accuracy of the Representations of the Holding Company and the Bank and the statements of facts contained in the examined documents, particularly the Plan of Conversion. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Conversion. We have assumed that the Conversion will be consummated strictly in accordance with the terms of the Plan of Conversion.

     The Plan of Conversion and the Prospectus contain a detailed description of the Conversion. These documents as well as the Representations to be provided by the Holding Company and the Bank are incorporated in this letter as part of the statement of the facts.

     The Bank, with its headquarters in Gnadenhutten, Ohio, is a federally-chartered mutual savings bank. As a mutual savings bank, the Bank has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Bank belong to the deposit account holders of the Bank, hereinafter sometimes referred to as "shareholders." A shareholder of the Bank has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Bank is ever liquidated. In addition, a shareholder of the Bank is entitled to interest on his account balance as fixed and paid by the Bank.

     In order to provide organizational and economic strength to the Bank, the Board of Directors has adopted the Plan of Conversion whereby the Bank will convert itself into a federally-chartered stock savings bank, the stock of which will be held entirely by the Holding Company. The Holding Company will acquire the stock of the Converted Bank by purchase, in exchange for the Conversion proceeds that are not permitted to be retained by the Holding Company. The Holding Company will apply to the Office of Thrift Supervision ("OTS") to retain up to 50% of the proceeds received from the Conversion. The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma market value of the Holding Company and the Converted Bank. The Conversion and sale of the Common Stock will be subject to applicable regulatory approval and the approval by the affirmative vote of a majority of the Members.
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MULDOON, MURPHY & FAUCETTE LLP

Board of Directors
April 30, 1999
Page 3

     The Bank shall establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Converted Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Converted Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Savings Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his deposit account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan of Conversion.

     In the unlikely event of a complete liquidation of the Converted Bank (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their deposit accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his deposit accounts then held, before any liquidation distribution may be made to any holders of the Converted Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Savings Accounts and other liabilities, or similar transaction with a Federal Deposit Insurance Corporation ("FDIC") institution, in which the Converted Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

                            LIMITATIONS ON OPINION
                            ----------------------

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state, or city tax consequences of the Conversion under any section of the Code except if and to the extent specifically addressed.

                              FEDERAL TAX OPINION
                              -------------------

     Based upon the Representations and the other factual information referred to in this letter, and assuming the transaction occurs in accordance with the Plan of Conversion, and taking into consideration the limitations noted throughout this opinion, it is our opinion that under current federal income tax law:
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MULDOON, MURPHY & FAUCETTE LLP

Board of Directors
April 30, 1999
Page 4

     (1) Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a shareholder in a mutual entity is more nominal than real, unlike that of a shareholder of a corporation, the Conversion of the Bank from a mutual entity to a stock savings bank is a tax-free reorganization since it is a mere change in identity, form or place of organization within the meaning of section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Bank nor the Converted Bank shall recognize gain or loss as a result of the Conversion. The Bank and the Converted Bank shall each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss shall be recognized by the Converted Bank or the Holding Company on the receipt by the Converted Bank of money from the Holding Company in exchange for shares of the Converted Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

     (3) The basis of the assets of the Bank in the hands of the Converted Bank shall be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion (Section 362(b) of the Code).

     (4) The holding period of the assets of the Bank in the hands of the Converted Bank shall include the period during which the Bank held the assets (Section 1223(2) of the Code).

     (5) No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Converted Bank plus interests in the liquidation account of the Converted Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

     (6) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a)). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to
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MULDOON, MURPHY & FAUCETTE LLP

Board of Directors
April 30, 1999
Page 5

          purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     (7) The basis of the deposit accounts in the Converted Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other shareholders of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Converted Bank to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113). The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

     Our opinion under paragraph (6) above is predicated on the Representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and
(7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received a letter from Keller & Company that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Converted Bank may be taxable on the distribution of the subscription rights.

                                     * * *

     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion as well as all
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MULDOON, MURPHY & FAUCETTE LLP

Board of Directors
April 30, 1999
Page 6

the information and Representations referred to herein. Any change in the transaction could cause us to modify our opinion.

     We consent to the inclusion of this opinion as an exhibit to the Form AC Application for Conversion of the Bank and the references to and summary of this opinion in such Application for Conversion. We also consent to the inclusion of this opinion as an exhibit to the Form SB-2 Registration Statement and the Form H-(e)1-S Application of Indian Village Bancorp, Inc. and the references to and summary of this opinion in both the Form SB-2 and the Form H-(e)1-S.

                              Sincerely,

                              /s/ Muldoon, Murphy & Faucette LLP

                              MULDOON, MURPHY & FAUCETTE LLP
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                        CERTIFICATE OF REPRESENTATIONS
                        ------------------------------

     I, Marty R. Lindon, President, Chief Executive Officer, and Director, Indian Village Community Bank, a federally chartered mutual savings bank (the "Bank"), for the purpose of obtaining an opinion of counsel to be rendered by Muldoon, Murphy & Faucette LLP in connection with the Conversion of the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Converted Bank"), and the offer and sale of 100% of the issued and outstanding stock of the Converted Bank to Indian Village Bancorp, Inc., a Pennsylvania corporation (the "Holding Company"), pursuant to the Plan of Conversion, as adopted by the Board of Directors on January 20, 1999 (the "Plan of Conversion"), do hereby certify that all the information set forth in the following representations is true to the best of my knowledge and belief:

     (a) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Bank to be received under Paragraphs XII and XIII of the Plan of Conversion will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Converted Bank) deemed to be surrendered in exchange therefor.

     (b) If an individual's total deposits in the Bank equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account. The fair market value of the deposit accounts of the Bank which have a balance of less than $50 on the Eligibility Record Date or the Supplemental Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Bank.

     (c) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Converted Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

     (d) After the Conversion, the Converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The Converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the Converted Bank to sell its assets other than in the ordinary course of business.

     (e) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Bank other than in the ordinary course of business.
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     (f)  The Converted Bank has no plan or intention to redeem or otherwise acquire any of the Common Stock of the Converted Bank issued in the Conversion transaction.

     (g) Immediately after the Conversion, the assets and liabilities of the Converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the Converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Stock Ownership Plan ("ESOP") in the acquisition of Common Stock by the ESOP.

     (h) The Bank is federally-chartered as a mutual savings bank. The Converted Bank will receive a federal stock charter as a stock savings bank. The Holding Company is incorporated under the laws of the Commonwealth of Pennsylvania.

     (i) None of the shares of the Common Stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain Directors and employees as compensation by means of the Tax-Qualified (or non-tax-qualified) Employee Stock Benefit Plans. Compensation to be paid to such Directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (j) The fair market value of the assets of the Bank, which will be transferred to the Converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the Converted Bank and any liabilities to which the transferred assets are subject.

     (k) The Bank is solvent and is not under the jurisdiction of a bankruptcy or similar court, a receivership, foreclosure, or similar proceeding in a Federal or State court.

     (l) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the Converted Bank and no other shares of capital stock of the Converted Bank will be issued and/or outstanding. At the time of the Conversion, the Bank does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of the Converted Bank will be issued and/or outstanding.

     (m) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Converted Bank, nor will there be any securities outstanding which are convertible into the capital stock of the Converted Bank.

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     (n)  No cash or property will be given to Eligible Account Holders,
          Supplemental Eligible Account Holders, or others in lieu of: -- (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the Converted Bank.

     (o) The Bank has utilized the reserve method of accounting for bad debts in filing its federal income tax return for the past 3 tax years. For the 1996 and 1997 tax years, the Bank calculated its addition to the tax reserve for bad debts under the experience method. For the 1995 tax year, the Bank calculated its addition to the bad debt reserve under both the percentage of taxable income method and the experience method. The Bank was not entitled to deduct an addition to the bad debt reserve under either method for the 1995 tax year. Following the Conversion, the Converted Bank will maintain a tax reserve for bad debts to the extent allowable under the Internal Revenue Code.

     (p) In preparing its federal income tax return for the 1995 taxable year, the Bank analyzed its assets by reference to whether at least 60% of its total assets consisted of the items listed below; the Bank satisfied this test for the 1995 taxable year. For the 1996 and 1997 tax years, this test was not performed since the Bank utilized the experience method. For the 1995 tax year, at least 60% of the amount of the total assets at the close of the year consisted of the following items: (i) cash, (ii) obligations of the US, of a State or political subdivision of a State, obligations of a corporation which is an instrumentality of the US or of a State (but excluding tax-exempt obligations), (iii) certificates of deposit in, or obligations of a corporation organized under a State law which specifically authorizes such corporation to insure the deposits or share accounts,
          (iv) loans secured by a deposit or share of a member, (v) loans secured by an interest in real property which is residential real property or used primarily for church purposes, loans made for the improvement of residential or church property, (vi) loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed to be used for residential purposes, (vii) property acquired through the liquidation of defaulted loans described in (v) or (vi) above, (viii) loans made for the repayment of expenses of college or university education or vocational training, (ix) property used by the Bank in the conduct of the business of acquiring the savings of the public and investing in loans, and (x) any regular or residual interest in a REMIC, but only in the proportion of the assets of the REMIC which consists of property described in (i) through (ix) above.

     (q) Depositors will pay the expenses of the Conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

                                       3
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     (r)  The exercise price of the subscription rights received by the Bank's
          Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company Common Stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

     (s) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

     (t) There is no plan or intention for the Converted Bank to be liquidated or merged with another corporation following this proposed transaction.

     (u) The liabilities of the Bank assumed by the Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

     (v) The Bank currently has no net operating losses for federal tax purposes, and has no such losses available for carryover to future tax years. The Bank has neither generated nor carried forward a net operating loss for federal tax purposes in the past ten tax years.

     I understand that the underlying premise of a tax-free reorganization is grounded in the continuity of both the organization itself and the shareholders' interests in the organization. Therefore, I understand that to the extent that any repurchase of the common stock of the Converted Bank is considered to be part of the reorganization, such repurchase could weaken continuity of interest and thus, jeopardize the tax-free status of the reorganization. I also understand that such repurchase of Converted Bank stock could trigger recapture of the bad debt loss reserve.

     Additionally, I understand that any change in facts or in the execution of this transaction could cause a modification of the opinion of Muldoon, Murphy & Faucette LLP. Since these representations are being offered in advance of the closing of this transaction, I will undertake to promptly notify Muldoon, Murphy & Faucette LLP if I discover at any time following the date hereof that any of the above representations cease to be true, correct and/or complete.


                         /s/ Marty R. Lindon
April 30, 1999           ________________________________________________
                         Marty R.  Lindon
                         President, Chief Executive Officer, and Director
                         Indian Village Community Bank

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